Exhibit D-1

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Cinergy Services, Inc., on behalf of          )
PSI Energy, Inc. and The Cincinnati Gas       )
& Electric Company,                           )
                                              )
AND                                           )        Docket No. EC05-___-000
                                              )
Allegheny Energy Supply Wheatland             )
  Generating Facility, LLC

                     JOINT APPLICATION FOR AUTHORIZATION TO
                    TRANSFER JURISDICTIONAL FACILITIES UNDER
                      SECTION 203 OF THE FEDERAL POWER ACT

         Cinergy Services, Inc. ("Cinergy Services"), on behalf of its franchised public utility affiliates, PSI Energy, Inc. ("PSI") and The Cincinnati Gas & Electric Company ("CG&E"), and Allegheny Energy Supply Wheatland Generating Facility, LLC ("Wheatland LLC") (collectively, the "Applicants") submit this application ("Application") requesting all necessary Federal Energy Regulatory Commission ("Commission" or "FERC") authorizations under Section 203 of the Federal Power Act ("FPA"),(1) to transfer Wheatland LLC's approximately 508 megawatt ("MW") generating facility (the "Facility") to PSI and CG&E (the "Transaction"). Upon conclusion of the Transaction, it is intended that PSI will own a 50% or greater interest in the Facility, while CG&E will own the remaining interest, if any, although it is possible that either PSI or CG&E could own 100% of the Facility.

         The Transaction is consistent with the public interest and will have no adverse impact on competition, rates, or regulation. The Transaction will permit PSI and CG&E to obtain peaking capacity that they need to provide a better blend of generating resources to serve load. The Transaction will provide funds to reduce the debt of Wheatland LLC's parent company, Allegheny Energy Supply Company, LLC ("AE Supply"), and further AE Supply's financial recovery.

         The Applicants respectfully request that the Commission grant a shortened comment period of 21 days and expeditiously review and approve the Application to permit the Transaction to close as soon as all closing conditions have been satisfied.(2) The Commission should approve this Application for the reasons set forth below.

I.       BACKGROUND

         A.       The Applicants

                  1.       The Cinergy Entities

         Cinergy Corp. ("Cinergy"), a Delaware corporation, is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). Cinergy was created as part of the October 1994 merger of CG&E and the parent company of PSI.(3) Cinergy's regulated companies own approximately 12,050 MW of capacity located in Ohio, Indiana, and Kentucky. About 10,423 MW of this generation is located within the Cinergy control area. Cinergy's merchant capacity consists of 894 MW of peaking generation facilities in Tennessee and Mississippi.(4) The remainder of Cinergy's generating capacity consists of shares of generation jointly-owned with and located in the control areas of American Electric Power Corp. ("AEP") and Dayton Power & Light Co.(5)

         Cinergy Services, a Delaware corporation and wholly-owned service company subsidiary of Cinergy, provides administrative, operational, and other support services to Cinergy's regulated public utility subsidiaries and non-utility subsidiaries.

         PSI, an Indiana corporation and wholly-owned public utility subsidiary of Cinergy, is engaged in the production, transmission, distribution, and sale of electric energy in north central, central, and southern Indiana. It serves an estimated population of 2.1 million people located in 69 of the state's 92 counties, including the cities of Bloomington, Columbus, Kokomo, Lafayette, New Albany, and Terre Haute. PSI's retail electric services are regulated by the Indiana Utility Regulatory Commission ("IURC"), and its wholesale electric sales and transmission services are regulated by this Commission.

         CG&E, an Ohio corporation and wholly-owned subsidiary of Cinergy, is a combination electric and gas public utility company. CG&E has three wholly owned utility subsidiaries: The Union Light, Heat and Power Co. ("ULH&P"), a Kentucky corporation; Miami Power Corp., an Indiana corporation; and KO Transmission Co., a Kentucky corporation. In addition, CG&E has one wholly-owned subsidiary with market-based rates and exempt wholesale generator ("EWG") status, Cinergy Power Investments, Inc. ("CPI"), an Ohio corporation,(6) and one wholly-owned non-utility subsidiary, Tri-State Improvement Co., an Ohio corporation. CG&E and its utility subsidiaries are engaged in the production, transmission, distribution, and sale of electric energy and/or the sale and transportation of natural gas in the southwestern portion of Ohio and northern Kentucky. The area served with electricity, gas, or both covers approximately 3,200 square miles and has an estimated population of 2 million people. CG&E's retail electric services are regulated by the Public Utilities Commission of Ohio ("PUCO"), while its wholesale power sales and transmission services are regulated by this Commission.

         The generating resources of PSI and CG&E are jointly dispatched pursuant to a Joint Generation Dispatch Agreement ("JGDA") on file with this Commission.(7) Pursuant to the JGDA, Cinergy Services dispatches the CG&E and PSI generation fleets on a real-time basis to meet the retail and wholesale load requirements of the companies. Generating unit commitment and dispatch decisions are made on an economic basis, consistent with security constraints. Service over PSI's transmission assets, together with those of CG&E, is provided under the Transmission and Energy Markets Tariff ("TEMT") of the Midwest Independent Transmission System Operator, Inc. ("MISO"). MISO is a Commission-approved regional transmission organization ("RTO") which began operating a centralized energy market on April 1, 2005.

                  2.       Wheatland LLC

         Wheatland LLC owns and operates the Facility, a gas-fired peaking unit with a nameplate capacity of 508 MW located in Wheatland, Indiana. Wheatland LLC is an EWG(8) and is authorized to make sales at market-based rates.(9) The Facility includes jurisdictional assets comprised of step-up transformers, generator lead lines and other transmission equipment necessary to interconnect it with the Cinergy and Indianapolis Power & Light Co. ("IP&L") control areas. Wheatland LLC's affiliate, Lake Acquisition Company, LLC ("Lake LLC"), is a Delaware limited liability company created for the sole purpose of acquiring certain real estate associated with the Facility, consisting primarily of a lake used for cooling purposes.

         Wheatland LLC and Lake LLC are wholly-owned subsidiaries of AE Supply, a Delaware limited liability company and registered public utility holding company under PUHCA. AE Supply is a majority-owned subsidiary of Allegheny Energy, Inc., a Maryland corporation and registered public utility holding company under PUHCA.(10) AE Supply owns and operates electric generation facilities and associated transmission facilities necessary to deliver the electric output of its generation to the transmission network. AE Supply markets power in competitive wholesale and retail markets, both directly and indirectly through its subsidiaries pursuant to market-based rate authority granted by the Commission.(11) The majority of AE Supply's generating facilities are located within the RTO administered by PJM Interconnection, L.L.C. AE Supply also indirectly owns all or part of four merchant generating units located outside of PJM, including the Facility.(12)

         B.       The Transaction

         Exhibit I contains a copy of the Asset Purchase Agreement, dated May 6, 2005 by and among PSI and CG&E and AE Supply, Wheatland LLC and Lake LLC ("Agreement"). The Applicants request approval for Wheatland LLC to sell its entire interest in the jurisdictional transmission facilities associated with the Facility to PSI and CG&E. The purpose of this Transaction is to allow Cinergy's affiliates, PSI and CG&E, to acquire additional peaking generation capacity necessary to provide a balanced portfolio to serve load. Upon conclusion of the Transaction, it is intended that PSI will own a 50% or greater interest in the Facility, while CG&E will own the remaining interest, if any, although it is possible that either PSI or CG&E could own 100% of the Facility.(13) The allocation of these interests between PSI and CG&E should have no bearing on the Commission's consideration and approval of the Transaction because PSI and CG&E are affiliates that share the same relevant geographic market for wholesale generation and transmission, and therefore are effectively treated as a single entity for purposes of the analyses applied here. PSI and CG&E commit to inform the Commission of the actual interests in the Facility acquired by them within 10 days after the closing.

II.      REQUEST FOR CONFIDENTIAL TREATMENT

         The Agreement contains confidential information that could materially harm the ability of the Applicants to negotiate similar transactions in the future if it were publicly disclosed. Accordingly, the Applicants respectfully request confidential treatment of Exhibit I pursuant to Section 388.112(b) of the Commission's regulations. A proposed protective order is attached to Exhibit I.

III.     THE PROPOSED TRANSACTION IS CONSISTENT WITH THE PUBLIC INTEREST

         Section 203 of the Federal Power Act states that "if the Commission finds that the proposed disposition . . . will be consistent with the public interest, it shall approve the same."(14) In its Merger Policy Statement, the Commission stated that, when determining whether a proposed disposition of jurisdictional facilities is consistent with the public interest, it will evaluate the effects of the proposed transaction on competition, rates and regulation.(15) The Commission affirmed this approach in Order No. 642, revising the filing requirements under Part 33 of its Regulations.(16) Applicants need not show that a transaction positively benefits the public interest, but rather simply that it is consistent with the public interest.(17) For the reasons set forth below, the Applicants submit that this burden has been met.

         A.       THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON COMPETITION.

         The Transaction will not have a significant impact on market concentration or competition within the relevant geographic market. The Applicants retained Dr. William Hieronymus of Charles River Associates to perform the Commission's "Appendix A" analysis. In his affidavit, attached hereto as Exhibit WHH-1, Dr. Hieronymus concludes that the Transaction will have only a minimal effect on market concentration under even under the most conservative definition of the relevant geographic market. The market power analysis is summarized and supported by precedent as set forth below.

                  1.       Horizontal Analysis.

         The Transaction will result in the acquisition by PSI and CG&E of approximately 508 MW of peaking capacity interconnected to both Cinergy and IP&L, which are both members of MISO. MISO has eliminated rate-pancaking within its footprint, and has eliminated through-and-out charges for transactions with PJM,(18) thereby creating a broad market where buyers have access to some 250,000 MW of generating capacity. On April 1, 2005, MISO began operating centralized day-ahead and real-time energy markets.(19)

         The Commission has consistently recognized that ISOs and RTOs such as MISO significantly expand the scope of geographic markets in which electricity products can be competitively sold, and in some cases has even looked to RTO membership as a key means of mitigating the otherwise anti-competitive effects of proposed mergers or other transactions.(20) In its Merger Policy Statement, the Commission recognized that "an ISO might facilitate the implementation of efficient transmission pricing and thereby expand the effective scope of the geographic market."(21) Four years later in Order No. 642 the Commission again recognized that "RTOs can mitigate market power, eliminate rate pancaking and better manage grid congestion, thereby enlarging geographic markets."(22) Likewise, in Order No. 2000, the Commission touted the benefits of RTO membership, finding that "to the extent that RTOs increase market size and decrease market concentration, the competitive consequences of proposed mergers would become less problematic and thereby help further streamline the Commission's merger decision-making process."(23) When a transaction involves facilities within one of these broad markets, the key to defining the appropriate destination market has been evidence of transmission constraints that might limit supply alternatives.(24)

         Applicants believe that Cinergy's market is actually broader than MISO because MISO and PJM have many characteristics of a single market, and, in fact, are unique in this regard. Dr. Hieronymus agrees. In defining the relevant geographic market for the purposes of this Transaction, Dr. Hieronymus begins by observing that competition in the region surrounding the Cinergy control area has been substantially broadened by the recent launch of the MISO energy market, the adoption of a MISO-PJM joint operating agreement, and the Commission's elimination of pancaked rates along the MISO-PJM seam.(25) Thus, Dr. Hieronymus states that "it is appropriate to consider the MISO-PJM region as the initial starting point for defining the relevant geographic market."(26) Consistent with the Commission's requirements, Dr. Hieronymus then continues by excluding portions of the MISO and PJM markets where historical data suggests "there may be transmission constraints that, during certain market conditions, restrict the ability of suppliers in certain regions of this broad area from supplying customers in the Midwest region around Cinergy."(27) He therefore excludes the following sub-regions from his base geographic market: Eastern PJM, the Wisconsin Upper Michigan System ("WUMS"), and Northern WUMS.(28) Dr. Hieronymus refers to this market as the MISO-PJM (Midwest) (Without Imports) market and shows that the Transaction easily passes the Commission's Competitive Analysis screens in this market for both Economic Capacity and Available Economic Capacity. The market is unconcentrated in all hours and there are no screen failures.

         When Economic Capacity is measured at peak hours in the MISO-PJM (Midwest) (Without Imports) market, Cinergy's market share following this Transaction increases no more than 0.3% to a maximum market share of 7%, and HHI increases no more than 4 points to a maximum of 682.(29) The results are quite similar when measuring Available Economic Capacity, where Cinergy's market share increases no more than 1% and the HHI increases no more than 7 points to a maximum of 631.(30) Thus, both pre- and post-Transaction, the MISO-PJM (Midwest) (Without Imports) market is unconcentrated as to both Economic and Available Economic Capacity and there are no screen failures.

         Dr. Hieronymus also has presented two even more conservative alternative cases because the Commission has not yet explicitly approved the use of the MISO-PJM market. These include (1) a traditional RTO analysis of the MISO market excluding imports, and (2) an analysis of the MISO market excluding imports, WUMS, and Northern WUMS. Dr. Hieronymus then shows that this Transaction easily passes the Commission's Competitive Analysis screens for both of these cases as well. The market is unconcentrated in almost all time periods, and there are no screen failures in any time period.

         With respect to the MISO (Without Imports) market during the highest price time period, Cinergy's market share of Economic Capacity increases by less than 0.5%, the market remains unconcentrated with an HHI of 773, and the overall HHI change is 11.(31) When measuring Available Economic Capacity during these same peak hours in the MISO (Without Imports) market, Cinergy's market share increases by 2.6%, the market becomes moderately concentrated at an HHI of 1,005 during the Summer Super Peak load hour, and the overall HHI change is 45 for that same hour.(32) Thus, there are no screen failures within the MISO (Without Imports) market.(33)

         When the market is further narrowed to exclude WUMS and Northern WUMS, the Transaction still passes the Commission's competitive screens. During the highest price time periods, Cinergy's market share of Economic Capacity in the MISO Excluding WUMS (Without Imports) market increases by 0.5%, the market remains unconcentrated with an HHI of 892, and the overall HHI change is 14.(34) When measuring Available Economic Capacity during these same peak hours in the MISO Excluding WUMS (Without Imports) market, Cinergy's market share increases by 2.6% during the Summer Super Peak load hour, the market barely exceeds the threshold for moderate concentration at an HHI of 1,005, and the overall HHI change is only 45.(35) Thus, the Transaction still passes the Appendix A screen even in the most supply-constrained hour.(36)

         In sum, the Transaction easily passes the Appendix A screen analysis for both Economic Capacity and Available Economic Capacity in even the most conservatively defined geographic market. The Commission, therefore, should find that this Transaction will not have an adverse effect on competition in generation.
                  2.       Vertical Analysis.

         The Transaction will not raise vertical market power concerns either due to the combination of the Facility with Cinergy's transmission assets, or due to Cinergy's natural gas distribution or sales services within its franchised service territory.

         Cinergy's public utility subsidiaries' transmission systems are operated on an integrated, single-system basis pursuant to MISO's TEMT on file with the Commission. As the Commission has repeatedly held, "turning over operational control of transmission assets to a Commission-approved RTO mitigates vertical market power relating to generation and transmission" because utilities who do so "will not have the ability to use their transmission assets to harm competition in wholesale electricity markets."(37) The Commission should therefore find that the Transaction will not negatively impact competition in transmission.

         Further, the Transaction will not increase Cinergy's control over natural gas supplies or delivery services. The Commission has in any event previously found that upstream natural gas transportation and sales markets are competitive within the MISO footprint.(38) Thus, the combination of the Facility with Cinergy's natural gas delivery and sales services raises no vertical market power concerns.(39)

         B.       THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON RATES.

                  1. The Transaction Will Have No Adverse Effect On Retail Ratepayers.

         The Transaction will have no adverse effect on rates charged to retail ratepayers. Before PSI's retail rates may be changed to reflect the costs of the Transaction, PSI must complete a general retail rate case before the IURC. Furthermore, CG&E's retail ratepayers are protected by Ohio's adoption of retail choice.(40) Hence, retail ratepayers cannot be adversely affected by this Commission's approval of the Transaction.(41)

                  2. The Transaction Will Have No Adverse Effect on Wholesale Rates.

         The Transaction will have no adverse effect on rates charged to wholesale customers. With one exception, the wholesale requirements customers of both PSI and CG&E are served under fixed cost rate schedules, such that acquisition of the Facility will not affect the rate paid. FERC approval in a subsequent ratemaking proceeding would be necessary to alter these rates. The Commission previously has held that customers are protected from the effect on rates where those effects could not occur absent Commission approval in a subsequent ratemaking proceeding.(42)

         PSI has a requirements contract with the City of Piqua ("Piqua") scheduled to begin in 2007 that includes a variable component. PSI hereby offers Piqua an "open season" to contract with other power suppliers for service. PSI offers a six month open season, beginning May 9, 2005, meaning that Piqua must provide written notice of its termination by November 9, 2005. Such notice must be given at least 60 days, but not more than 120 days, prior to the termination, and termination is conditioned upon acceptance of the termination by the Commission.(43) This open season enables Piqua, if it so chooses, to avoid any perceived harm resulting from the Transaction.(44) A copy of this filing is being served on Piqua.

         All other wholesale customers of CG&E and PSI are served at market-based rates. The Commission has held that such market-based sales do not raise any concerns about a transaction's possible adverse effect on rates.(45)

         C.       THE TRANSACTION WILL HAVE NO ADVERSE EFFECT ON REGULATION.

         The Commission considers whether the proposed Transaction will diminish its regulatory authority by creating a registered public utility holding company under PUHCA, and whether affected state commissions have authority to review the proposed Transaction.(46) The Commission's jurisdictional authority over wholesale power sales from the Facility will not be impaired as a result of the Transaction. Consistent with the Commission's requirements, Cinergy, as a registered public utility holding company, has agreed to abide by the Commission's Ohio Power policy regarding the treatment of costs and revenues related to intra-company transactions.(47)

         PSI and Wheatland LLC will require IURC approval to participate in the Transaction, or waiver of an approval requirement.(48) CG&E will request a waiver of IURC jurisdiction. State regulation will not decrease under any scenario and hence the effectiveness of state regulation will not be impaired.

IV.      INFORMATION REQUIRED BY PART 33 OF THE COMMISSION'S REGULATIONS

         Applicants submit the following information pursuant to Part 33 of the Commission's regulations, 18 C.F.R. Part 33, as revised by Order No. 642. As set forth more fully below, and as suggested by Order No. 642,(49) Applicants request full or partial waiver of several of the information requirements of
Part 33 where such information would not be useful to the Commission's evaluation of the Transaction. The Commission's practice is to grant such a waiver when the Application contains "sufficient information to evaluate the proposed Transaction."(50) Specifically, Applicants request waiver of the requirements of 18 C.F.R. ss. 33.2(h), and partial waiver of the requirements of 18 C.F.R. ss.ss. 33.2(c) and (d), and of any other requirements of Part 33 to the limited extent Applicants may have inadvertently omitted information required by the Commission's Order No. 642.

         Subject to the foregoing, the information required by Part 33 is as follows:

         A. Section 33.2(a): Names and addresses of the principal business offices of the Applicants.

         The names and addresses of the Applicants are as follows:

         Allegheny Energy Supply Wheatland Generating Facility, LLC c/o Allegheny Energy Supply Company, LLC
         4350 Northern Pike - 4 North
         Monroeville, PA  15146-2841

         Cinergy Services, Inc.
         139 East Fourth Street
         Cincinnati, OH  45202

         PSI Energy, Inc.
         1000 East Main Street
         Plainfield, IN  46168

         The Cincinnati Gas & Electric Company
         139 East Fourth Street
         Cincinnati, OH  45202

         B. Section 33.2(b): Names and addresses of persons authorized to receive notices and communications with respect to the Application.

                                              Diego A. Gomez
         Clifford M. Naeve                    Senior Counsel
         Noel Symons*                         Cinergy Corp.
         John Shepherd                        139 East Fourth Street, EA025
         Skadden, Arps, Slate,                Cincinnati, OH  45201
           Meagher & Flom LLP                 (513) 287-3369
         1440 New York Avenue, NW             Fax:  (513) 287-2296
         Washington, D.C.  20005-2111         diego.gomez@cinergy.com
         (202) 371-7166 Fax: (202) 661-9166
         nsymons@skadden.com

         Raymond B. Wuslich*                   David T. Fisfis
         Winston & Strawn LLP                  Deputy General Counsel
         1700 K Street, N.W.                   Allegheny Energy Supply Co., LLC
         Washington, D.C.  20006               4350 Northern Pike - 4 North
         (202) 282-5725                        Monroeville, PA 15146-2841
         Fax:  (202) 282-5100
         rwuslich@winston.com

         Persons denoted by an asterisk are those designated for service pursuant to 18 C.F.R. ss. 385.2010 (2001).

         C.       Section 33.2(c): Description of Applicants.

                  1.       Business activities of the Applicants.

         The business activities of the Applicants are described in Section I of this Application. Wheatland LLC does not hold a franchise for the sale of power at retail. Accordingly, the Applicants respectfully requests waiver of the requirement to submit Exhibit A.

                  2. A list of all energy subsidiaries and energy affiliates, percentage ownership interest in such subsidiaries and affiliates, and a description of the primary business in which each energy subsidiary and affiliate is engaged.

         The Applicants' energy subsidiaries and energy affiliates relevant to the Transaction are described in Sections I and III of this application. In addition, a list of affiliates of Cinergy and Wheatland LLC that own generation facilities, and Cinergy affiliates that own transmission facilities, is provided in Exhibit B. Other than the information provided, the Applicants respectfully request waiver of Exhibit B and the requirement to supply a list of all of their energy subsidiaries and energy affiliates, as the identity and business of these companies does not affect the analysis of whether the Transaction complies with the Commission's requirements.

                  3. Organizational charts depicting the Applicant's current and proposed post-transaction corporate structures.

         The Applicants respectfully request waiver of the requirement to submit pre- and post-Transaction corporate organizational charts because the Transaction is an asset sale and the corporate structures of the Applicants will not change.(51)
                  4. A description of all joint ventures, strategic alliances, tolling arrangements or other business arrangements to which Applicant or its parent company, energy subsidiaries, and energy affiliates is a party.

         The proposed Transaction will not have any effect on joint ventures, strategic alliances or other business arrangements of the Applicants, except as described in Section I of this application. Accordingly, the Applicants respectfully request waiver of Exhibit D.

                  5. The identity of common officers or directors of the Applicants.

         Wheatland LLC and its affiliates have no officers or directors in common with Cinergy or its affiliates. Accordingly, the Applicants respectfully request waiver of Exhibit E.

                  6. A description and location of wholesale power sales customers and unbundled transmission services customers served by the Applicant or its parent company, subsidiaries, affiliates, and associate companies.

         Wheatland LLC sells the output of the Facility to its affiliate, AE Supply, which in turn sells the output of the Facility at wholesale at negotiated, market-based rates. The wholesale power sales customers and unbundled transmission customers of Wheatland LLC's affiliates are otherwise unaffected by the Transaction. Accordingly, Wheatland LLC respectfully requests waiver of the requirement to submit a description and location of the wholesale power sales customers and unbundled transmission services customers served by its parent company, subsidiaries, affiliates, and associate companies.

         Lists of the wholesale power sales and unbundled transmission customers of PSI and CG&E are attached at Exhibit F.

         D. Section 33.2(d): Description of the jurisdictional facilities owned and operated or controlled by Applicants, their Parents or Affiliates.

         The jurisdictional facilities involved in the Transaction are identified in Exhibit H, attached. Applicants request waiver of this requirement with respect to the multitude of jurisdictional facilities owned by affiliate companies. Such facilities will be unaffected by this Transaction, and the burden of assembling such a list would be significant. Similarly, Applicants request waiver of this requirement to the extent necessary to accommodate identification in the Application and Exhibits of certain jurisdictional facilities by category (e.g., "appurtenant interconnection facilities") rather than by itemized list.

         E.       Section 33.2(e): Narrative description of the transaction.

         A narrative description of the Transaction is provided in Section I.B. of this Application. Associated jurisdictional facilities are identified in Exhibit H, attached.

         F.       Section 33.2(f): Contracts with respect to the transaction.

         A copy of the Asset Purchase Agreement governing the transfer of the Facility is attached as Exhibit I. Applicants interpret this informational requirement to include only the Asset Purchase Agreement that governs the instant Transaction and bears directly on the transfer of control over jurisdictional facilities. To the extent that incidental contracts are encompassed by this requirement, Applicants request waiver of this requirement.

         The Applicants respectfully request confidential treatment of Exhibit I pursuant to Section 388.112 of the Commission's regulations. This document contains commercially sensitive terms and conditions, the disclosure of which could have a material adverse effect on the Applicants' ability to negotiate similar transactions in the future. The Applicants have attached a proposed protective order.

         G. Section 33.2(g): Facts relied upon to demonstrate that the transaction is in the public interest.

         The facts relied upon to show that the Transaction is consistent with the public interest are set forth in Section III of this Application and in the affidavit of Dr. Hieronymus, appended hereto as Exhibit WHH-1 et seq.

         H.       Section 33.2(h):  Map.

         A map showing in different colors the properties of each party is found in Exhibit K. Shown on the map are the Facility and the properties of PSI and CG&E. Applicants request waiver to the extent that this request may apply also to the more distant, non-MISO properties of Cinergy subsidiaries and Wheatland LLC affiliates.

         I. Section 33.2(i): Status of actions before other regulatory bodies.

                  1.       Securities and Exchange Commission.

         CG&E and PSI are members of a registered public utility holding company system. PSI will obtain IURC approval of the proposed transaction and, therefore, does not require Securities and Exchange Commission ("SEC") approval of the Transaction under Section 9(b) of PUHCA. CG&E, however, does not require PUCO approval, and will file an application requesting SEC authorization under
Section 9(a)(1) of PUHCA soon after this Application is filed.

                  2.       Indiana Utility Regulatory Commission.

         PSI and Wheatland LLC will require IURC approval to participate in the Transaction, or waiver of an approval requirement. CG&E will request a waiver of IURC jurisdiction.

                  3.       Federal Energy Regulatory Commission.

         Pursuant to Order No. 652,(52) Cinergy is concurrently filing a Notice of Change in Status on behalf of PSI, CG&E and their affiliates with market-based rate authority.

                  4.       Hart-Scott-Rodino

         The Transaction is subject to the notification and waiting periods applicable under the Hart-Scott-Rodino Act.

V.       ACCOUNTING TREATMENT

         The proposed accounting entries for PSI and CG&E are provided in Exhibit M. Also provided in Exhibit M is an explanation of how the amount of each entry was determined. Applicants are working through joint ownership issues, the specifics of the financing, and identifying real estate and specific pieces of equipment and facilities that will be included in the Transaction. The proposed accounting entries contained in Exhibit M are PSI's and CG&E's best assessment of what these accounting entries will be if CG&E and PSI each own 50% of the Facility. PSI and CG&E expect that specific dollar amounts will change as joint ownership issues are resolved. PSI and CG&E will file corrected accounting entries, if necessary, together with their notice of consummation to be filed with the Commission within 10 days of closing.

VI.      CONCLUSION

         Wherefore, for the reasons set forth above, the Applicants respectfully request that the Commission (1) grant all necessary authorizations to approve this Transaction under Section 203 of the FPA, (2) grant a shortened comment period of 21 days, and (3) approve the proposed Transaction expeditiously to permit the parties to close on it no later than the fourth quarter of 2005.


                                                        Respectfully submitted,


                                                        ----------------------
Diego A. Gomez                                          Clifford M. Naeve
Senior Counsel                                          Noel Symons
Cinergy Corp.                                           John Lee Shepherd
139 East Fourth Street, EA025                           Skadden, Arps, Slate,
Cincinnati, OH  45201                                     Meagher & Flom LLP
(513) 287-3369                                          1440 New York Ave., N.W.
diego.gomez@cinergy.com                                 Washington, D.C. 20005
                                                        (202) 371-7166
                                                        nsymons@skadden.com

                       Counsel for Cinergy Services, Inc.

David T. Fisfis                                         Raymond B. Wuslich
Deputy General Counsel                                  Winston & Strawn LLP
Allegheny Energy Supply Co., LLC                        1700 K Street, N.W.
4350 Northern Pike - 4                                  Washington, D.C.  20006
North Monroeville, PA  15146-2841                       (202) 282-5725
dfisfis@alleghenyenergy.com                             rwuslich@winston.com

 Counsel for Allegheny Energy Supply Company Wheatland Generating Facility, LLC

May 9, 2005




         Exhibit A:        Business Activities of Applicants.

         The business activities of the Applicants are described in Section I of the Application. Accordingly, the Applicants request waiver on the grounds that sufficient information is provided for consideration of this Transaction and the collection of further information would represent an undue burden.

         Exhibit B:        List of Energy Subsidiaries and Energy Affiliates.

         Attached hereto are lists of affiliates of CG&E, PSI and Wheatland LLC that own generation, and CG&E and PSI affiliates that own transmission facilities. Applicants have provided internally-maintained lists of affiliates, beginning on the next page of this Exhibit B, that substantially reflect their present corporate organizational structures.

         Exhibit B-1:      Energy Affiliates of Cinergy Services, PSI, and CG&E.

         The affiliates of Cinergy Services, PSI and CG&E that provide electric products or inputs to electric products are as follows:


Company Name               Ownership      Primary Business
                           Percentage


The Cincinnati Gas          100%          The Cincinnati Gas & Electric Company
& Electric Company                        is engaged in the production,
                                          transmission, distribution and sale
                                          of electricity and the sale and
                                          transportation of natural gas in the
                                          southwestern portion of Ohio.


PSI Energy, Inc.            100%          PSI Energy, Inc. is engaged in the
                                          production, transmission,
                                          distribution and sale of electricity
                                          in North Central, Central and
                                          Southern Indiana.


The Union Light, Heat       100%          The Union Light, Heat and Power
and Power Company                         Company is engaged in the
                                          transmission, distribution and sale of
                                          electricity and the sale and
                                          transportation of natural gas in
                                          northern Kentucky.


Miami Power Corporation     100%          Miami Power Corporation owns an
                                          electric transmission line in Indiana.


KO Transmission Company     100%          KO Transmission Company is engaged in
                                          the transportation of natural gas in
                                          interstate commerce between Kentucky
                                          and Ohio.


Ohio Valley Electric        9%            Ohio Valley Electric Corporation owns
Corporation                               an electric generating facility and
                                          sells electricity to a government
                                          facility that makes weapons.  It also
                                          provides the large electric power
                                          requirement for a major Department of
                                          Energy uranium enrichment complex.


PSI Energy, Inc.            100%          PSI Energy, Inc. is engaged in the
                                          production, transmission,
                                          distribution and sale of electricity
                                          in North Central, Central and
                                          Southern Indiana.


Brownsville Power           100%          Brownsville Power I, LLC is a 480-MW
I, LLC                                    natural gas-fired generation facility
                                          located in Haywood County, Tennessee.


Caledonia Power I, LLC      100%          Caledonia Power I, LLC is a 550-MW
                                          natural gas-fired generation facility
                                          located in Lowndes County,
                                          Mississippi.


Ohio River Valley           100%          Ohio River Valley Propane, LLC is
Propane, LLC                              engaged in the business of marketing
                                          propane in the United States and
                                          owning and operating a propane
                                          storage cavern.


Oak Mountain Products, LLC  100%          Oak Mountain Products, LLC is a
                                          project company that owns a facility
                                          capable of producing synthetic fuel.
                                          The facility produces synthetic fuel
                                          from coal by applying a latex or
                                          asphalt binder in order to induce a
                                          chemical change.


Pine Mountain Products, LLC 100%          Pine Mountain Products, LLC is a
                                          project company that owns a facility
                                          capable of producing synthetic fuel.
                                          The facility produces synthetic fuel
                                          from coal by applying a latex or
                                          asphalt binder in order to induce a
                                          chemical change.


Delta Township Utilities,    51%          Delta Township Utilities, LLC
LLC                                       constructs, owns, operates and
                                          maintains energy-related facilities
                                          for a General Motors metal stamping
                                          facility located in Delta Township,
                                          Michigan.


Environmental Wood Supply,   50%          Environmental Wood Supply, LLC
LLC                                       handles all fuel and fuel procurement-
                                          related costs for St. Paul
                                          Cogeneration LLC.


St. Paul Cogeneration LLC    50%          St. Paul Cogeneration LLC develops,
                                          constructs, operates and maintains a
                                          qualifying facility (QF) in downtown
                                          St. Paul, Minnesota.


Countryside Landfill Gasco, 100%          Countryside Landfill Gasco, L.L.C.
L.L.C.                                    owns and operates landfill gas
                                          collection systems and related assets.


Morris Gasco, L.L.C.        100%          Morris Gasco, L.L.C. owns and operates
                                          landfill gas collection systems and
                                          related assets.


Brown County Landfill       99.99%        Brown County Landfill Gas Associates,
Gas Associates, L.P.                      L.P. owns and operates landfill gas
                                          collection systems and related assets.


Cinergy Solutions of        100%          Cinergy Solutions of South Charleston,
South Charleston, LLC                     LLC was formed to design, build, own,
                                          operate and maintain certain utility
                                          equipment in South Charleston, West
                                          Virginia.

South Houston Green          25%          South Houston Green Power, L.P. is a
Power, L.P.                               qualifying facility (QF) that operates
                                          and maintains existing cogeneration
                                          facilities and constructs, owns and
                                          operates new cogeneration facilities
                                          in Texas City, Texas.  Green Power
                                          Limited, LLC owns 99% and Green Power
                                          G.P., LLC owns 1% of South Houston
                                          Green Power, L.P.


Oklahoma Arcadian            40.8%        Oklahoma Arcadian Utilities, LLC
Utilities, LLC                            constructs, owns, operates and
                                          maintains energy-related facilities
                                          located at a General Motors vehicle
                                          assembly plant in Oklahoma City,
                                          Oklahoma.


Shreveport Red River         40.8%        Shreveport Red River Utilities, LLC
Utilities, LLC                            constructs, owns, operates and
                                          maintains energy-related facilities
                                          located at a General Motors vehicle
                                          assembly plant in Shreveport,
                                          Louisiana.


Lafayette Energy             48.33%       Lafayette Energy Partners, L.P. is a
Partners, L.P.                            landfill gas-fired generation facility
                                          that is a qualifying facility (QF).


Taylor Energy Partners,      48.33%       Taylor Energy Partners, L.P. is a
L.P.                                      landfill gas-fired generation facility
                                          that is a qualifying facility(QF).


Hoffman Road Energy          48.33%       Hoffman Road Energy Partners, LLC is
Partners, LLC                             a landfill gas transportation company
                                          located in Toledo, Ohio.


Avon Energy Partners, L.L.C. 24.17%       Avon Energy Partners, L.L.C. is a
                                          landfill gas-fired generation
                                          facility that is a qualifying facility
                                          (QF).


Devonshire Power Partners,   24.17%       Devonshire Power Partners, L.L.C. is
L.L.C.                                    a landfill gas-fired generation
                                          facility that is a qualifying
                                          facility (QF).


Riverside Resource Recovery, 24.17%       Riverside Resource Recovery, L.L.C.
L.L.C.                                    is a landfill gas-fired generation
                                          facility that is a qualifying
                                          facility (QF).


Countryside Genco, L.L.C.    24.17%       Countryside Genco, L.L.C. is a
                                          landfill gas-fired generation
                                          facility that is a qualifying facility
                                          (QF).


Morris Genco, L.L.C.         24.17%        Morris Genco, L.L.C. is a landfill
                                           gas-fired generation facility that
                                           is a qualifying facility(QF).


Brickyard Energy             24.17%        Brickyard Energy Partners, LLC is a
Partners, LLC                              landfill gas-fired generation
                                           facility that is a qualifying
                                           facility (QF).


Dixon/Lee Energy Partners,   24.17%        Dixon/Lee Energy Partners, LLC is a
LLC                                        landfill gas-fired generation
                                           facility that is a qualifying
                                           facility (QF).


Roxanna Resource Recovery,   24.17%        Roxanna Resource Recovery, L.L.C. is
L.L.C.                                     a landfill gas-fired generation
                                           facility that is a qualifying
                                           facility (QF).


Streator Energy Partners,    24.17%        Streator Energy Partners, LLC is a
LLC                                        landfill gas-fired generation
                                           facility that is a qualifying
                                           facility (QF).


Upper Rock Energy Partners,  24.17%        Upper Rock Energy Partners, LLC is a
LLC                                        landfill gas-fired generation
                                           facility that is a qualifying
                                           facility (QF).


Barre Energy Partners, L.P.  48.33%        Barre Energy Partners, L.P. is a
                                           landfill gas-fired generation
                                           facility that is a qualifying
                                           facility(QF).


Brown County Energy          48.33%        Brown County Energy Associates, LLC
Associates, LLC                            is a landfill gas-fired generation
                                           facility that is a qualifying
                                           facility (QF).


Burlington Energy, Inc.      48.33%        Burlington Energy, Inc. is a
                                           landfill gas-fired generation
                                           facility that is a qualifying
                                           facility(QF).


Cape May Energy              48.33%        Cape May Energy Associates, L.P. is
Associates, L.P.                           a landfill gas transportation company
                                           located in Cape May, New Jersey.


Dunbarton Energy Partners,   48.33%        Dunbarton Energy Partners, Limited
Limited Partnership                        Partnership is a landfill gas-fired
                                           generation facility that is a
                                           qualifying facility (QF).


Oceanside Energy Inc.        48.33%        Oceanside Energy Inc. is a landfill
                                           gas-fired generation facility that
                                           is a qualifying facility(QF).


Onondaga Energy Partners,    48.33%        Onondaga Energy Partners, L.P. is a
L.P.                                       landfill gas-fired generation
                                           facility that is a qualifying
                                           facility (QF).


Oyster Bay Energy Partners,  48.33%        Oyster Bay Energy Partners, L.P. is
L.P.                                       a landfill gas-fired generation
                                           facility that is a qualifying
                                           facility (QF).


Smithtown Energy Partners,   48.33%        Smithtown Energy Partners, L.P. is a
L.P.                                       landfill gas-fired generation
                                           facility that is a qualifying
                                           facility (QF).


Springfield Energy           48.33%        Springfield Energy Associates,
Associates, Limited Partnership            Limited Partnership is a landfill
                                           gas transportation company located in
                                           Springfield, Massachusetts.


Suffolk Transmission         48.33%        Suffolk Transmission Partners, L.P.
Partners, L.P.                             is a landfill gas transportation
                                           company located in Suffolk, Virginia.


Tucson Energy Partners LP    48.33%        Tucson Energy Partners LP is a
                                           landfill gas transportation company
                                           located in Tucson, Arizona.


Zapco Readville  .            48.33%       Zapco Readville Cogeneration, Inc.
Cogeneration, Inc.                         is a landfill cogeneration facility
                                           that is a qualifying facility(QF).


         Exhibit B-2:      Energy Affiliates of Wheatland LLC.

         As noted in Section IV.C. of the Application, Wheatland LLC requests a partial waiver of this requirement to the extent it requires Wheatland LLC to identify subsidiaries and affiliates other than those that own generation.



COMPANY NAME          OWNER AND PERCENTAGE INTEREST        PRIMARY BUSINESS

Allegheny Energy      Allegheny Energy, Inc.-98 percent;   Generation and sale
Supply Company, LLC   Merrill Lynch -  percent             of electric power at
                                                           wholesale.


Monongahela Power     Allegheny Energy, Inc. - 100         Generation,
Company               percent                              transmission,
                                                           distribution and
                                                           sale of electric
                                                           power and
                                                           distribution of gas
                                                           for sale at retail.


Allegheny Generating  Monongahela Power Company -          Generation and sale
Company               27 percent                           of electric power at
                      Allegheny Energy Supply - 73         wholesale.
                      percent


Green Valley Hydro,  Allegheny Energy, Inc. - 100         Generates and sells
LLC                  percent                              power at wholesale.


Ohio Valley          Allegheny Energy, Inc. - 3 percent   Sells electric energy
Electric Corporation (Monongahela Power Company is        at wholesale to its
(OVEC)               contractually entitled to 3 percent  participating members
                     of OVEC's electric power output      and at retail to the
                     corresponding to this 3 percent      U.S. Department of
                     ownership interest)                  Energy.


Allegheny Energy     Allegheny Energy Supply Company, LLC Generates and sells
Supply Gleason       LLC - 100 percent                    power at wholesale.
Generating Facility,
LLC


Allegheny Energy     Allegheny Energy, Inc. - 100 percent Generates and sells
Supply Hunlock                                            power at wholesale
Creek, LLC                                                through a joint
                                                          venture with UGI Corp.


Buchanan Generation, Allegheny Energy Supply Company,     Generates and sells
LLC                  LLC - 100 percent                    power at wholesale.


         Exhibit C:        Organizational Charts Depicting Current and
                           Post-Transaction Corporate Structures.

         The Applicants have requested a waiver of this requirement in Section IV.C of the Application because the sale of the Facility will not affect their corporate organizations.


         Exhibit D:        Description of All Joint Ventures, Strategic
                           Alliances, Tolling Arrangements, or Other Business
                           Ventures.

         As explained in Section IV.C of the Application, the Applicants request waiver of this requirement.


         Exhibit E:        Common Officers or Directors of Parties to the
                           Transaction.

         As explained in Section IV.C of the Application, the Applicants request waiver of this requirement.


         Exhibit F:        Description and location of wholesale power sales
                           customers and unbundled transmission services customers served by Applicants or their Affiliates.

         PSI and CG&E have contracts to sell power to the customers on the first two lists below pursuant to the Cinergy Operating Companies Market Based Power Sales Tariff, Original Volume No. 7, filed in Docket No. ER96-170-000 and approved in Docket No. ER99-962-000 ("Market Based Tariff No. 7") and the Cinergy Operating Companies Market Based Power Sales Tariff, Original Volume No. 9, filed and approved in Docket Nos. ER01-1820-000, et al. ("Market Based Tariff No. 9"). The remainder of PSI's wholesale customers, identified on the third and following lists, are served under the PSI Energy, Inc. First Revised Electric Rate Schedule Vol. No. 1, last revised per a settlement agreement in FERC Docket No. ER00-188-000 ("Cost Based Tariff"), or such other tariff as is indicated.

         The Cinergy Operating Companies' wholesale customers under Market Based Tariff No. 7 include the following:

AES Power, Inc.                       Aquila, Inc. d/b/a Aquila Networks - WPK
1001 North 19th Street                10700 East 350 Highway
Arlington, VA  22209                  Kansas City, MO  64138

Alcoa Power Generating Inc.           Arizona Public Service Company
2300 Riverview Tower                  P.O. Box 53999, Mail Drop 9860
900 S. Gay Street                     Phoenix, AZ 85072-3999
Knoxville, TN  37902

Alliance Energy Services Partnership  Atlantic City Electric Company
9300 Shelbyville Road                 Attn: Contract Administration
Louisville, KY 40222                  P.O. Box 6066
                                      Newark, DE 19714-6066

Alpena Power Company                  Avista Energy, Inc.
310 North 2nd Avenue                  470 Atlantic Avenue, 10th Floor
P.O. Box 188                          Boston, MA  02210
Alpena, MI  49707-0188

Aquila, Inc. d/b/a Aquila Networks-MPS   Bedford (City of)
10700 East 350 Highway                   215 East Main Street
Kansas City, MO  64138                   Bedford, VA  24523

Bethel (Village of)                   Consumers Energy Co.
Bethel Board of Public Affairs        1945 W. Parnall Road
120 N. Main Street                    Jackson, MI  49201
Bethel, OH  45106

Blanchester (Village of)              Coral Power, LLC
P.O. Box 158                          909 Fannin Street, Suite 700
Blanchester, OH  45107-0158           Houston, TX  77010

Blue Ridge Power Agency               Danville (City of)
5656 U.S. Highway 29, Suite B-1       427 Patton Street
Blairs, VA  24527                     Danville, VA  24541

Boston Edison Company                 Delmarva Power & Light Company
800 Boy Iston Street                  P.O. Box 6066
Boston, MA  02199                     Newark, DE  19714-6066

BP Energy Company                     Detroit Edison Company (The)
501 Westlake Park Boulevard           2000 Second Avenue
(WL1 LR4.300B)                        Detroit, MI  48226
Houston, TX  77079

Canadian Niagara Power Company,       Duke Energy Trading and Marketing, LLC
   Limited                            5400 Westheimer Court
1130 Bertie Street, PO Box 1218       Houston, TX  77056
Fort Erie, Ontario Canada  L2a5y2

ConAgra Trade Group, Inc.             Duke Power Company, a Division
Eleven ConAgra Drive, Suite 5022       of Duke Energy
Omaha, NE 68102-5022                  526 S. Church Street
                                      Charlotte, NC 28201

Conectiv Energy Supply, Inc.          Duquesne Light Company
500 North Wakefield Drive             2839 New Beaver Ave.
Newark, Delaware 19702                Pittsburgh, PA  15233

Consolidated Edison Company           East Kentucky Power Cooperative, Inc.
   of New York                        4758 Lexington Road
128 West End Ave.                     Winchester, KY  40392
New York, NY 10023

Consolidated Edison Solutions         El Paso Marketing, L.P.
701 Westchester Ave., Suite 201 W     1001 Louisiana Street
White Plains, NY 10604                Houston, TX 77002

Constellation New Energy, Inc.        Energy Authority (The)
535 Boylston Street, Top Floor        76 South Laura Street
Boston, MA 02116                      Jacksonville, FL 32202

Entergy Services, Inc.                Lebanon, OH (City of)
Parkwood Two Building, Ste. 300       50 South Broadway
10055 Grogan's Mill Road              Lebanon, OH  45036
The Woodlands, TX 77380

Florida Power & Light                 LG&E Energy Marketing Inc.
11770 U.S. Highway 1                  220 West Main Street 7th Floor
South Tower, Fourth Floor             Louisville, KY  40202
North Palm Beach, FL  33408

Florida Power Corporation             Logansport, Indiana (City of)
Attn:  Contract Administration        6th & Broadway
410 S. Wilmington St.                 Logansport, IN  46947
Raleigh, NC 27601

FPL Energy Power Marketing, Inc.      Louisiana Generating LLC
11770 U.S. Highway One                112 Telly St.
P.O. Box 88825                        New Roads, LA  70760
North Palm Beach, FL  33408

Hamersville (Village of)              Louisville Gas & Electric
P.O. Box 219                           Company/Kentucky Utilities Company
Hamersville, OH  45130                220 West Main Street
                                      Louisville, KY 40202

IES Utilities, Inc.                   Martinsville (City of)
300 Sheridan Ave,                     55 West Church Street
Centerville, IA 52544                 Martinsville, VA 24114

Illinois Municipal Electric Agency    MIECO, Inc.
919 South Spring Street               Shoreline Square
Springfield, IL  62704                301 East Ocean Boulevard, Suite 1100
                                      Long Beach, CA  90802-4832

Indiana Municipal Power Agency        New York State Electric & Gas Corporation
11610 North College Avenue            Corporate Drive
Carmel, IN  46032                     Kirkwood Industrial Park, P.O. Box 5224
                                      Binghamton, NY  13902-5224

Indianapolis Power & Light Company    NIPSCO Energy Services, Inc.
25 Monument Circle                    801 E. 86th Avenue
Indianapolis, IN  46201               Merrillville, IN  46410

Intercoast Power Marketing Company    Nordic Electric, LLC
206 East Second St                    2010 Hogback Road, Suite 4
Davenport, IA  52801                  Ann arbor, MI  48105

Kansas City Board of Public Utilities Northeast Utilities Service Company
700 Minnesota Avenue                  107 Selden Street
Kansas City, KS  66101                Berlin, CT  06037-1616

Northern States Power Co.             PPM Energy, Inc.
414 Nicollet Mall                     650 N.E. Holladay, Suite 700
Minneapolis, MN  55401                Portland, OR  97232

Northern Indiana Public Service Company Proliance Energy
5265 Hohman Avenue                      135 N. Pennsylvania Street
Hammond, IN  46320-1775                 Indianapolis, IN  46204-2482

OGE Energy Resources, Inc.            Quest Energy, L.L.C.
408 Central Park Two                  173 Parkland Plaza, Suite B-1
515 Central Park Drive, Suite 400     Ann Arbor, MI  48103
Oklahoma City, OK  73105-1722

Oglethorpe Power Corporation          Richlands (Town of)
3100 East Exchange Place              217 Railroad Avenue
Tucker, GA 30085                      Richlands, VA 24641

Ohio Valley Electric Corporation      Ripley (Village of)
One Riverside Plaza                   P.O. Box 219
Columbus, OH  43215                   Ripley, OH  45167

Orange & Rockland Utilities Inc.      Salem (City of)
390 West Route 59                     730 West Main Street
Spring Valley, NY  10977-5300         Salem, VA  24153-0869

Paragould Light and Water Commission  Seminole Electric Cooperative, Inc.
1901 Jones Road                       16313 N Dale Mabry Highway
Piketon, OH  45661                    PO Box 272000
                                      Tampa, FL 33688

PG&E Energy Trading - Power, L.P.     Sempra Energy Trading Corp.
7500 Old Georgetown Road, 13th Floor  58 Commerce Road
Bethesda, MD  20814                   Stamford, CT  06902

Phibro Power LLC                      Southeastern Power Administration
500 Nyala Farms Road                  2 S. Public Square
Westport, CT  06880-6262              Elberton, FA  30635

Piqua, OH (The City of)               Southern Company Services, Inc.
123 Bridge Street                     600 North 18th Street, GS-8529
Piqua, OH  45356-5001                 Birmingham, AL  35202-2625

Portland General Electric Company     Southern Indiana Gas & Electric Company
121 SW Salmon Street                  20 NW Fourth St.
Portland, OR  97204                   Evansville, IN  47708

Potomac Electric Power Company        Springfield (City of) City Water, Light
1900 Pennsylvania Avenue, N.W.        and Power
Washington, DC  20068                 800 E. Monroe, 4th Fl.,
                                      Municipal Center East
                                      Springfield, IL 62757

Stand Energy Corporation              University of Missouri - Columbia
1077 Celestial Street                 417 S. 5th Street
Rookwood Building, Suite 110          Columbia, MO  65211
Cincinnati, OH  45202

SUEZ Energy Marketing NA, Inc.        Wabash Valley Power Association, Inc.
1990 Post Oak Blvd, Suite 1900        722 North High School Rd.
Houston, TX  77056                    Indianapolis, IN  46214

Tallahassee (City of)                 Williamstown (City of)
Electric Control Center               P.O. Box 147
400 E. Van Buren Street               Williamstown, KY  41097
Tallahassee, FL  32301-4456

Tennessee Power Company               Wisconsin Electric Power Company
4612 Maria Street                     231 W. Michigan Street, A214
Chattanooga, TN  37411                Milwaukee, WI  53203

Tennessee Valley Authority            Wisconsin Public Service Corporation
1101 Market Street                    700 N. Adams
Chattanooga, TN  37402                Green Bay, WI 54307


         The Cinergy Operating Companies' wholesale customers udders Market-Based Tariff No. 9 include the following:

Allegheny Energy Supply Company, LLC  Aquila Merchant Services, Inc.
4350 Northern Pike                    1100 Walnut Street, Suite 3300
Monroeville, PA  15146-2841           Kansas City, MO  64106

Ameren Energy Marketing Company       Barclays Bank
1901 Chouteau Ave., Mail Code AME 950 10 The South Colonnade
St. Louis, MO 63166-6149              Canary Wharf
                                      London, United Kingdom E14 4PU

Ameren Energy, Inc. as Agent          Big Rivers Electric Corporation
400 South Fourth Street               201 Third Street
St. Louis, MO  63102                  Henderson, KY  42420

American Electric Power Service       Braintree Electric Light Department
Corporation as agent for the AEP      100 Foxborough Blvd
Operating Companies                   Foxborough, MA  02035
155 West Nationwide Blvd.
Columbus, OH  43215

American Municipal Power-Ohio, Inc.   Brascan Energy Marketing, Inc.
2600 Airport Drive                    2 Montreal Road West, Suite 200
Columbus, OH  43219                   Masson-Angers,
                                      Quebec, Canada J8M2EI

Bristol, Virginia (City of)           Consolidated Edison Energy
P.O. Box 8100, 15022 Lee Highway      701 Westchester Avenue, Suite 201 W
Bristol, VA  24203                    White Plains, NY 10604

Calpine Energy Management, L.P.       Constellation Energy Commodities Group,
717 Texas Avenue, Suite 1000          Inc.
Houston, TX 77002                     111 Market Place, Suite 500
                                      Baltimore, MD  21202

Calpine Energy Services, L.P.         Dominion Energy Marketing, Inc.
717 Texas Avenue,  Suite 1000         120 Tredegar Street
Houston, TX  77002                    Richmond, VA  23219

Cargill Power Markets, LLC            DTE Energy Trading, Inc.
12700 Whitewater Drive                414 S. Main Street, Ste. 200
Minnetonka, MN 55343                  Ann Arbor, MI  48104

Carolina Power & Light Company        Duke Energy Marketing America
dba Progress Energy Carolinas, Inc.   5400 Westheimer Court
410 S. Wilmington Street (PEB 9A)     Houston, TX 77056
Raleigh, NC  27601

Central Virginia Electric Cooperative Duquense Power LP
PO Box 247                            411 Seventh Ave. M/D 8-2
Lovingston, VA  22949                 Pittsburgh, PA  15219

Citadel Energy Products LLC           Dynegy Power Marketing, Inc.
131 South Dearborn Street             1000 Louisiana, Suite 5800
Chicago, Illinois 60603               Houston, Texas  77002-5050

City of Hamilton                      Eagle Energy Partners I, LP
345 High Street                       4201 FM 1960 West, Suite 100
Hamilton, OH 45011                    Houston, TX 77068

Cleveland Public Power                Edison Mission Marketing &
1300 Lakeside Avenue                   Trading Inc.
Cleveland, Ohio  44114                160 Federal Street, 4th Floor
                                      Boston, MA  02110

Cobb Electric Membership Corporation  EnergyUSA-TPC Corp.
100 EMC Parkway                       1500 165th Street, CISC Building
Marietta, GA  30061                   Hammond, IN  46320

Commonwealth Energy Corporation       Exelon Energy Company
dba ElectricAmerica                   2315 Enterprise Drive
15901 Red Hill Ave., Suite 100        Westchester, IL 60154
Tustin, CA 92780

ConocoPhillips Company                Exelon Generation Company, LLC
600 North Dairy Ashford CH-1081       300 Exelon Way
Houston, TX  77079-1175               Kennett Square, PA  19348

FirstEnergy Solutions Corp.           KGen Murray I and II LLC
395 Ghent Road, Room 114              c/o KGen Power Mgmt Inc.
Akron, OH  44333                      1330 Post Oak Blvd.
                                      15th Floor, Four Oaks Place
                                      Houston, TX 77056

Hoosier Energy REC, Inc.              KGen New Albany LLC
7398 North State Road 37              c/o KGen Power Mgmt Inc.
Bloomington, IN  47402-0908           1330 Post Oak Blvd.
                                      15th Floor, Four Oaks Place
                                      Houston, TX 77056

HQ Energy Services (US) Inc.          KGen Sandersville LLC
75, Rene-Levesque, 18th Floor         c/o KGen Power Mgmt Inc.
Montreal (Quebec)  H2Z 1A4            1330 Post Oak Blvd.
                                      15th Floor, Four Oaks Place
                                      Houston, TX 77056

Illinois Power Company                KGen Southhaven LLC
P.O. Box 66149, Mail Code AME-950     c/o KGen Power Mgmt Inc.
St. Louis, MO  63166-6149             1330 Post Oak Blvd.
                                      15th Floor, Four Oaks Place
                                      Houston, TX 77056

J Aron & Company                      Magnolia Energy LP
85 Broad Street                       15 Wayside Rd
New York, NY  10004                   Burlington, MA  01803-4609

Kenergy Corp.                         Merrill Lynch Commodities, Inc.
3111 Fairview Dr.                     20 East Greenway Plaza, Suite 700
Owensboro, KY 42303                   Houston, TX  77046

KGen Enterprise LLC                   MidAmerican Energy Company
c/o KGen Power Mgmt Inc.              4299 NW Urbandale Drive
1330 Post Oak Blvd.                   Urbandale, IA  50322
15th Floor, Four Oaks Place
Houston, TX 77056

KGen Hot Springs LLC                  Mirant Americas Energy Marketing L.P.
c/o KGen Power Mgmt Inc.              1155 Perimeter Center West, Ste 130
1330 Post Oak Blvd.                   Atlanta, GA  30338-5416
15th Floor, Four Oaks Place
Houston, TX 77056

KGen Marshall LLC                     Morgan Stanley Capital Group, Inc.
c/o KGen Power Mgmt Inc.              1585 Broadway, 4th Floor
1330 Post Oak Blvd.                   New York, NY  10036
15th Floor, Four Oaks Place
Houston, TX 77056


New Covert Generating Company, LLC    Reliant Energy Services, Inc.
7600 Wisconsin Ave                    1111 Louisiana Street, Suite 1500
Bethesda, MD  20814                   Houston, TX  77210-4455

North Carolina Municipal Power        Select Energy, Inc.
Agency No. 1                          107 Selden Street
1427 Meadowood Blvd                   Berlin CT  06037
Raleigh, NC 27604

NRG Power Marketing                   Sempra Energy Solutions
901 Marquette Ave., Ste. 2300         101 Ash Street, HQ11
Minneapolis, MN  55402-3265           San Diego, CA  92101

Occidental Power Services, Inc.       Southern Illinois Power Cooperative
5 Greenway Plaza, Suite 110           11543 Lake of Egypt Road
Houston, TX  77046                    Marion, IL  62959-8500

ONEOK Energy Services Company, L.P.   South Carolina Electric & Gas Company
100 West Fifth Street, Suite 1600     1426 Main Street, Mail Code 072
Tulsa, OK 74103                       Columbia, SC  29201

Ontario Power Generation, Inc.        Split Rock Energy LLC
700 University Ave, H9-H18            301 4th Avenue South, Suite 860N
Toronto Ontario, Canada  M5G1X6       Minneapolis, MN  55415

Otter Tail Corporation                Strategic Energy, LLC
dba Otter Tail Power Company          2 Gateway Center
215 South Cascade                     Pittsburgh, PA  15222
Fergus Falls, MN 56538-0496

Pepco Energy Services, Inc.           Taunton Municipal Light Plant
1300 North 17th Street, Suite 1600    100 Foxborough Blvd, Suite 110
Arlington, VA 22209                   Foxborough, MA  02035

PPL Energy Plus Co LLC                TECO Energy Source, Inc.
2 North Ninth Street (GENTW20)        702 N. Franklin Street, Plaza 8
Allentown, PA  18101-1179             Tampa, FL  33602

Progress Ventures, Inc.               Tenaska Power Services Co.
PO Box 1551                           1701 East Lamar Blvd., Suite 100
410 S. Wilmington Street, PEB9A       Arlington, TX  76006
Raleigh, NC  27601

PSEG Energy Resources & Trade LLC     The Dayton Power & Light Company
80 Park Plaza                         1900 Dryden Road, P.O. Box 1807
Newark, NJ  07102-4194                Dayton, OH  45401

Rainbow Energy Marketing Corporation  TransAlta Energy Marketing (US) Inc.
919 South 7th Street, Suite 405       Box 1900, Station "M"
Bismarck, ND  58504                   110-112th Avenue SW
                                      Calgary, Alberta  T2P 2M1


TXU Portfolio Management Company, LP  Virginia Electric & Power Company
1717 Main Street, Ste. 2000           120 Tredegar Street
Dallas, TX  75201                     Richmond, VA 23219

UBS AG                                Westar Energy, Inc.
1500 Louisiana, 5th Floor             818 South Kansas Avenue
Houston, TX  77002                    Topeka, KS  66612

UGI Utilities, Inc.                   Western Farmer's Electric Cooperative
100 Kachel Blvd., Suite 400           701 N.E. 7th Street
Reading, PA 19612                     Anadarko, OK 73005

Utilities Commission, City of         Williams Power Company, Inc.
   New Smyrna Beach, Florida          One Williams Center
210 Sams Ave.,                        Tulsa, OK  74172
New Smyrna Beach, FL 32168

Village of Georgetown                 WPS Energy Services, Inc.
301 S. Main Street                    1088 Springhurst Drive
Georgetown, OH  45121                 Green Bay, WI  54304


         PSI's wholesale customers served under PSI's First Revised Electric Rate Schedule Vol. No. 1 are as follows:

Town of Brooklyn                      Town of Spiceland
Brooklyn, Indiana  47872              Spiceland, Indiana  47385
Attn: Town Clerk                      Attn: Town Clerk

Town of Coatesville                   Town of Hagerstown
Coatesville, Indiana  46121           49 East College Street
Attn: Town Clerk                      Hagerstown, Indiana 47346
                                      Attn: Town Clerk

Town of Dublin                        Town of Rockville
Dublin, Indiana  47335                Rockville, Indiana 47872
Attn: Town Clerk                      Attn: Town Clerk

Town of Dunreith                      Town of Straughn
Dunreith, Indiana  47337              Straughn, Indiana 47387
Attn: Town Clerk                      Attn: Town Clerk

Town of Lewisville                    Town of Thorntown
Lewisville, Indiana  47352            Thorntown Utilities
Attn: Town Clerk                      101 West Main Street
                                      Thorntown, Indiana  46071

Town of Montezuma                     Town of Knightstown
Municipal Utilities                   Light-Power Plant
1325 North Jefferson Street           Knightstown, Indiana 46148
Montezuma, Indiana  47862

Town of New Ross                      Town of Veedersburg
P.O. Box 156                          Veedersburg, Indiana  47987
New Ross, Indiana  47968              Attn: Town Clerk

Town of South Whitley                 Town of Williamsport
P. O. Box 372                         Williamsport, Indiana  47993
South Whitley, Indiana  46787         Attn: Town Clerk
Attn: Town Clerk

         PSI serves the following customer under its First Revised Rate
Schedule Vol. No. 2:

Jackson County Rural Electric
Membership Corporation
P. O. Box K
Brownstown, Indiana  47220

Service to Jackson County REMC terminates July 1, 2005.

         PSI serves the following customer under its First Revised Rate
Schedule Vol. No. 234:

Indiana Municipal Power Agency
11610 North College Avenue
Carmel, Indiana  46032

         PSI serves the following customer under its First Revised Rate
Schedule Vol. Nos. 267 and 268:

Wabash Valley Power Association, Inc.
722 North High School Road
P. O. Box 24700
Indianapolis, Indiana 46224

         PSI serves the following customer under Service Agreement No. 264 to Electric Tariff Vol. No. 5:

City of Logansport
Logansport Municipal Utilities
City Building
Logansport, Indiana  46947

         PSI serves the following customer under its FERC Rate Schedule No.
255:

City of Piqua
123 Bridge Street
Piqua, Ohio  45356

         The current long-term firm transmission customers of CG&E and PSI, their locations and or Rate Schedule numbers of their transmission contracts are as follows:(53)

American Municipal Power - Ohio, Inc.    Dayton Power & Light Company
2600 Airport Drive                       Courthouse Plaza Southwest
Columbus, OH  43219                      Dayton, OH  45401
Rate Schedule Nos.: 237; 53              Rate Schedule No.: 37; 3/1/84
                                           Basic Transmission & Facility
                                           Agreement; 10/1/64 Transmission &
                                           Facility Agreement

Brooklyn Municipal Utilities             Dublin Municipal Electric Light System
10 S. Main Street                        Cumberland Street, P.O. Box 145
Brooklyn, IN 46111                       Dublin, IN 47335
Rate Schedule No.: MUN                   Rate Schedule No.: MUN

Buckeye Power, Inc.                      Dunreith Electric Department
2780 Coonpath Road, P.O. Box 250         Box 219
Lancaster, OH 43130                      Dunreith, IN 47337
Rate Schedule No.: 31                    Rate Schedule No.:  MUN

City of Hamilton, Ohio                   East Kentucky Power Cooperative, Inc.
960 North 3rd Street                     4758 Lexington Road
Hamilton, OH 46346                       Winchester, KY  40391
Rate Schedule No.: 55                    Rate Schedule Nos.: 43; 13

Coatesville Light & Power Department     Hagerstown Municipal Light Department
P.O. Box 143                             49 E. College Street
Coatesville, IN 46121                    Hagerstown, IN 47346
Rate Schedule No.: MUN                   Rate Schedule No.:  MUN

Columbus Southern Power Company          Hoosier Energy Rural Electric
215 North Front Street                     Cooperative, Inc.
Columbus, OH  43215                      7398 North State Road 37
Rate Schedule No.: 37; 10/1/64 Basic     Bloomington, IN 47402-0908
   Transmission & Facility Agreement     Rate Schedule No.: 222

Indiana Municipal Power Agency           South Whitley Municipal Light & Power
11610 North College Avenue               118 E. Front Street, P.O. Box 372
Carmel, IN  46032                        South Whitley, IN 46787
Rate Schedule No.: 253                   Rate Schedule No.: MUN

Jackson County - REMC                    Spiceland Municipal Light Company
274 East Base Road, P.O. Box K           130 E. Main Street, P.O. Box 386
Brownstown, Indiana 47220                Spiceland, IN 47385
Rate Schedule No.: REMC-1                Rate Schedule No.: MUN

Knightstown Electric Utility             Straughn Municipal Electric Plant
26 S. Washington Street                  P.O. Box 427
Knightstown, IN 46148                    Straughn, IN 47387
Rate Schedule No.: MUN                   Rate Schedule No.: MUN

Lewisville Municipal Light Department    Tennessee Valley Authority
Box 288                                  4612 Maria Street
Lewisville, IN 47352                     Chattanooga, TN  37411
Rate Schedule No.: MUN                   Rate Schedule No.: 17

Logansport Municipal Utilities           Thorntown Utilities
601 East Broadway, Number 101            101 W. Main Street
Logansport, IN  46947                    Thorntown, IN 46071
Rate Schedule No.: 256                   Rate Schedule No.: MUN

Louisville Gas & Electric Company        Town of Rockville
220 West Main Street                     P.O. Box 143
Louisville, KY  40202                    Rockville, IN 47872
Rate Schedule No.: 17                    Rate Schedule No.: MUN

Montezuma Municipal Utilities            Veedersburg Municipal Electric
1325 N. Jackson Street, P.O. Box 37        Department
Montezuma, IN 47862                      118 Railroad Avenue
Rate Schedule No.: MUN                   Veedersburg, IN 47987
                                         Rate Schedule No.: MUN

New Ross Electric Service Department     Wabash Valley Power Association, Inc.
P.O. Box 156                             722 North High School Road
New Ross, IN 47968                       Indianapolis, IN 46214
Rate Schedule No.: MUN                   Rate Schedule Nos.: 267; 253

Ohio Valley Electric Corporation         Williamsport Light & Water Utility
P.O. Box 16631                           29 N. Monroe Street
Columbus, OH  43216                      Williamsport, IN 47993
Rate Schedule No.: 49; 7/10/53           Rate Schedule No.: MUN
   Transmission Agreement


         Exhibit G:        Description of Jurisdictional Facilities of
                           Applicants and their Affiliates.

         As stated in Section III.D of the Application, Applicants request waiver of this requirement to the extent not satisfied by Exhibit H.


         Exhibit H:       Jurisdictional Facilities and Securities Associated
                          with or Affected by the Transaction.

         The jurisdictional facilities associated with the Transaction are certain appurtenant interconnection facilities (generator leads, step-up transformers, air break switches, circuit breakers, and physical tie-in lines) that will be transferred with the generating units of the Facility to PSI and CG&E. Certain books and records associated with the above jurisdictional facilities also will be transferred to PSI and CG&E. There are no securities associated with the Transaction, and, even if there were, their issuance and other terms would be subject to the exclusive jurisdiction of the SEC under PUHCA.


         Exhibit I:        Contracts with Respect to the Disposition of
                           Facilities.

         The Agreement is attached. Two voluminous disclosure schedules referenced in the Agreement (the "Buyers' Schedules" and the "Seller Parties' Schedules") have been omitted. Applicants interpret this requirement to include only those contracts that go to the core of the Transaction and bear directly on the transfer of control over jurisdictional facilities. To the extent that incidental contracts are encompassed by this requirement, Applicants request waiver of this requirement.

         The Applicants respectfully request confidential treatment of Exhibit I pursuant to Section 388.112 of the Commission's regulations. These documents contain commercially sensitive terms and conditions, the disclosure of which could have a material adverse effect on the Applicants' ability to negotiate similar transactions in the future. The Applicants have attached a proposed protective order.


         Exhibit J:        Facts Relied Upon to Demonstrate Consistency with
                           Public Interest.

         The facts relied upon to show that the Transaction is consistent with the public interest are set forth in Section III of the Application.


         Exhibit K:        Maps.

         A map showing the location of the Facility and the CG&E and PSI franchised service territories is attached.


         Exhibit L:        Status of Regulatory Actions and Orders.

         The status of related proceedings before other regulatory bodies is described in Section IV.I of the Application.


         Exhibit M:        Proposed Accounting Entries.

         Cinergy is providing proposed account balances as indicated below to record the purchase of the Facility by PSI and CG&E:

Account    Account Title                         Debit               Credit
Number

           PSI Energy Inc.
102        Electric Plant Purchased or Sold    $50,000,000

232        Accounts Payable                                         $50,000,000

           To record purchase of 50% ownership interest in Wheatland generating facility by PSI.

           The Cincinnati Gas & Electric Company.
102        Electric Plant Purchased or Sold    $50,000,000

232        Accounts Payable                                         $50,000,000

           To record purchase of 50% ownership interest in Wheatland generating facility by CG&E.


         The amounts listed about were determined by dividing the purchase price under the Agreement evenly between PSI and CG&E. The purchase price of the Facility is its fair market value as established through arms-length negotiations between Wheatland LLC and Cinergy. Prior to concluding the Agreement, Wheatland LLC put the Facility up for auction, but that auction did not result in a successful sale.

         To the extent necessary, Cinergy respectfully requests waiver of the obligation to submit accounting entries showing the effect of the Transaction on PSI's and CG&E's income statements or other relevant financial statements. Cinergy will provide complete accounting information within ten days of closing for the reasons set forth in Section V of the Application.



                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Cinergy Services, Inc., on behalf of         )
PSI Energy, Inc. and The Cincinnati Gas      )
& Electric Company,                          )
                                             )
AND                                          )        Docket No. EC05-___-000
                                             )
Allegheny Energy Supply Wheatland            )
  Generating Facility, LLC


                                PROTECTIVE ORDER

                               (Issued _________)

1. This Protective Order shall govern the use of all Protected Materials produced by, or on behalf of, any Participant. Notwithstanding any order terminating this proceeding, this Protective Order shall remain in effect until specifically modified or terminated by the Presiding Administrative Law Judge ("Presiding Judge") or the Federal Energy Regulatory Commission ("Commission").

2. This Protective Order applies to the following two categories of materials:
(A) A Participant may designate as protected those materials which customarily are treated by that Participant as sensitive or proprietary, which are not available to the public, and which, if disclosed freely, would subject that Participant or its customers to risk of competitive disadvantage or other business injury; and (B) A Participant shall designate as protected those materials which contain critical energy infrastructure information, as defined in 18 CFR ss. 388.113(c)(1) ("Critical Energy Infrastructure Information").

3. Definitions -- For purposes of this Order:

         (a) The term "Participant" shall mean a Participant as defined in 18 CFR ss. 385.102(b).

         (b) (1) The term "Protected Materials" means (A) materials (including depositions) provided by a Participant in response to discovery requests and designated by such Participant as protected; (B) any information contained in or obtained from such designated materials; (C) any other materials which are made subject to this Protective Order by the Presiding Judge, by the Commission, by any court or other body having appropriate authority, or by agreement of the Participants; (D) notes of Protected Materials; and (E) copies of Protected Materials. The Participant producing the Protected Materials shall physically mark them on each page as "PROTECTED MATERIALS" or with words of similar import as long as the term "Protected Materials" is included in that designation to indicate that they are Protected Materials. If the Protected Materials contain Critical Energy Infrastructure Information, the Participant producing such information shall additionally mark on each page containing such information the words "Contains Critical Energy Infrastructure Information - Do Not Release".

         (2) The term "Notes of Protected Materials" means memoranda, handwritten notes, or any other form of information (including electronic form) which copies or discloses materials described in Paragraph 5. Notes of Protected Materials are subject to the same restrictions provided in this order for Protected Materials except as specifically provided in this order.

         (3) Protected Materials shall not include (A) any information or document contained in the files of the Commission, or any other federal or state agency, or any federal or state court, unless the information or document has been determined to be protected by such agency or court, or (B) information that is public knowledge, or which becomes public knowledge, other than through disclosure in violation of this Protective Order, or (C) any information or document labeled as "Non-Internet Public" by a Participant, in accordance with Paragraph 30 of FERC Order No. 630, FERC Stat. & Reg. P. 31,140. Protected Materials do include any information or document contained in the files of the Commission that has been designated as Critical Energy Infrastructure Information.

         (c) The term "Non-Disclosure Certificate" shall mean the certificate annexed hereto by which Participants who have been granted access to Protected Materials shall certify their understanding that such access to Protected Materials is provided pursuant to the terms and restrictions of this Protective Order, and that such Participants have read the Protective Order and agree to be bound by it. All Non-Disclosure Certificates shall be served on all parties on the official service list maintained by the Secretary in this proceeding.

         (d) The term "Reviewing Representative" shall mean a person who has signed a Non-Disclosure Certificate and who is:

         (1) Commission Litigation Staff;

         (2) an attorney who has made an appearance in this proceeding for a Participant;

         (3) attorneys, paralegals, and other employees associated for purposes of this case with an attorney described in Paragraph (2);

         (4) an expert or an employee of an expert retained by a Participant for the purpose of advising, preparing for or testifying in this proceeding;

         (5) a person designated as a Reviewing Representative by order of the Presiding Judge or the Commission; or

         (6) employees or other representatives of Participants appearing in this proceeding with significant responsibility for this docket.

4. Protected Materials shall be made available under the terms of this Protective Order only to Participants and only through their Reviewing Representatives as provided in Paragraphs 7-9.

5. Protected Materials shall remain available to Participants until the later of the date that an order terminating this proceeding becomes no longer subject to judicial review, or the date that any other Commission proceeding relating to the Protected Material is concluded and no longer subject to judicial review. If requested to do so in writing after that date, the Participants shall, within fifteen days of such request, return the Protected Materials (excluding Notes of Protected Materials) to the Participant that produced them, or shall destroy the materials, except that copies of filings, official transcripts and exhibits in this proceeding that contain Protected Materials, and Notes of Protected Material may be retained, if they are maintained in accordance with Paragraph 6, below. Within such time period each Participant, if requested to do so, shall also submit to the producing Participant an affidavit stating that, to the best of its knowledge, all Protected Materials and all Notes of Protected Materials have been returned or have been destroyed or will be maintained in accordance with Paragraph 6. To the extent Protected Materials are not returned or destroyed, they shall remain subject to the Protective Order.

6. All Protected Materials shall be maintained by the Participant in a secure place. Access to those materials shall be limited to those Reviewing Representatives specifically authorized pursuant to Paragraphs 8-9. The Secretary shall place any Protected Materials filed with the Commission in a non-public file. By placing such documents in a non-public file, the Commission is not making a determination of any claim of privilege. The Commission retains the right to make determinations regarding any claim of privilege and the discretion to release information necessary to carry out its jurisdictional responsibilities. For documents submitted to Commission Litigation Staff ("Staff"), Staff shall follow the notification procedures of 18 C.F.R. ss.
388.112 before making public any Protected Materials.

7. Protected Materials shall be treated as confidential by each Participant and by the Reviewing Representative in accordance with the certificate executed pursuant to Paragraph 9. Protected Materials shall not be used except as necessary for the conduct of this proceeding, nor shall they be disclosed in any manner to any person except a Reviewing Representative who is engaged in the conduct of this proceeding and who needs to know the information in order to carry out that person's responsibilities in this proceeding. Reviewing Representatives may make copies of Protected Materials, but such copies become Protected Materials. Reviewing Representatives may make notes of Protected Materials, which shall be treated as Notes of Protected Materials if they disclose the contents of Protected Materials.

8. (a) If a Reviewing Representative's scope of employment includes the marketing of energy, the direct supervision of any employee or employees whose duties include the marketing of energy, the provision of consulting services to any person whose duties include the marketing of energy, or the direct supervision of any employee or employees whose duties include the marketing of energy, such Reviewing Representative may not use information contained in any Protected Materials obtained through this proceeding to give any Participant or any competitor of any Participant a commercial advantage.

         (b) In the event that a Participant wishes to designate as a Reviewing Representative a person not described in Paragraph 3 (d) above, the Participant shall seek agreement from the Participant providing the Protected Materials. If an agreement is reached that person shall be a Reviewing Representative pursuant to Paragraphs 3(d) above with respect to those materials. If no agreement is reached, the Participant shall submit the disputed designation to the Presiding Judge for resolution.

9. (a) A Reviewing Representative shall not be permitted to inspect, participate in discussions regarding, or otherwise be permitted access to Protected Materials pursuant to this Protective Order unless that Reviewing Representative has first executed a Non-Disclosure Certificate provided that if an attorney qualified as a Reviewing Representative has executed such a certificate, the paralegals, secretarial and clerical personnel under the attorney's instruction, supervision or control need not do so. A copy of each Non-Disclosure Certificate shall be provided to counsel for the Participant asserting confidentiality prior to disclosure of any Protected Material to that Reviewing Representative.

         (b) Attorneys qualified as Reviewing Representatives are responsible for ensuring that persons under their supervision or control comply with this order.

10. Any Reviewing Representative may disclose Protected Materials to any other Reviewing Representative as long as the disclosing Reviewing Representative and the receiving Reviewing Representative both have executed a Non-Disclosure Certificate. In the event that any Reviewing Representative to whom the Protected Materials are disclosed ceases to be engaged in these proceedings, or is employed or retained for a position whose occupant is not qualified to be a Reviewing Representative under Paragraph 3(d), access to Protected Materials by that person shall be terminated. Even if no longer engaged in this proceeding, every person who has executed a Non-Disclosure Certificate shall continue to be bound by the provisions of this Protective Order and the certification.

11. Subject to Paragraph 17, the Presiding Administrative Law Judge shall resolve any disputes arising under this Protective Order. Prior to presenting any dispute under this Protective Order to the Presiding Administrative Law Judge, the parties to the dispute shall use their best efforts to resolve it. Any participant that contests the designation of materials as protected shall notify the party that provided the protected materials by specifying in writing the materials whose designation is contested. This Protective Order shall automatically cease to apply to such materials five (5) business days after the notification is made unless the designator, within said 5-day period, files a motion with the Presiding Administrative Law Judge, with supporting affidavits, demonstrating that the materials should continue to be protected. In any challenge to the designation of materials as protected, the burden of proof shall be on the participant seeking protection. If the Presiding Administrative Law Judge finds that the materials at issue are not entitled to protection, the procedures of Paragraph 17 shall apply. The procedures described above shall not apply to protected materials designated by a Participant as Critical Energy Infrastructure Information. Materials so designated shall remain protected and subject to the provisions of this Protective Order, unless a Participant requests and obtains a determination from the Commission's Critical Energy Infrastructure Information Coordinator that such materials need not remain protected.

12. All copies of all documents reflecting Protected Materials, including the portion of the hearing testimony, exhibits, transcripts, briefs and other documents which refer to Protected Materials, shall be filed and served in sealed envelopes or other appropriate containers endorsed to the effect that they are sealed pursuant to this Protective Order. Such documents shall be marked "PROTECTED MATERIALS" and shall be filed under seal and served under seal upon the Presiding Judge and all Reviewing Representatives who are on the service list. Such documents containing Critical Energy Infrastructure Information shall be additionally marked "Contains Critical Energy Infrastructure Information - Do Not Release". For anything filed under seal, redacted versions or, where an entire document is protected, a letter indicating such, will also be filed with the Commission and served on all parties on the service list and the Presiding Judge. Counsel for the producing Participant shall provide to all Participants who request the same, a list of Reviewing Representatives who are entitled to receive such material. Counsel shall take all reasonable precautions necessary to assure that Protected Materials are not distributed to unauthorized persons.

         If any Participant desires to include, utilize or refer to any Protected Materials or information derived therefrom in testimony or exhibits during the hearing in these proceedings in such a manner that might require disclosure of such material to persons other than reviewing representatives, such participant shall first notify both counsel for the disclosing participant and the Presiding Judge of such desire, identifying with particularity each of the Protected Materials. Thereafter, use of such Protected Material will be governed by procedures determined by the Presiding Judge.

13. Nothing in this Protective Order shall be construed as precluding any Participant from objecting to the use of Protected Materials on any legal grounds.

14. Nothing in this Protective Order shall preclude any Participant from requesting the Presiding Judge, the Commission, or any other body having appropriate authority, to find that this Protective Order should not apply to all or any materials previously designated as Protected Materials pursuant to this Protective Order. The Presiding Judge may alter or amend this Protective Order as circumstances warrant at any time during the course of this proceeding.

15. Each party governed by this Protective Order has the right to seek changes in it as appropriate from the Presiding Judge or the Commission.

16. All Protected Materials filed with the Commission, the Presiding Judge, or any other judicial or administrative body, in support of, or as a part of, a motion, other pleading, brief, or other document, shall be filed and served in sealed envelopes or other appropriate containers bearing prominent markings indicating that the contents include Protected Materials subject to this Protective Order. Such documents containing Critical Energy Infrastructure Information shall be additionally marked "Contains Critical Energy Infrastructure Information - Do Not Release."

17. If the Presiding Judge finds at any time in the course of this proceeding that all or part of the Protected Materials need not be protected, those materials shall, nevertheless, be subject to the protection afforded by this Protective Order for three (3) business days from the date of issuance of the Presiding Judge's decision, and if the Participant seeking protection files an interlocutory appeal or requests that the issue be certified to the Commission, for an additional seven (7) business days. None of the Participants waives its rights to seek additional administrative or judicial remedies after the Presiding Judge's decision respecting Protected Materials or Reviewing Representatives, or the Commission's denial of any appeal thereof. The provisions of 18 C.F.R. ss.ss. 388.112 and 388.113 shall apply to any requests for Protected Materials in the files of the Commission under the Freedom of Information Act. (5 U.S.C. ss. 552).

18. Nothing in this Protective Order shall be deemed to preclude any Participant from independently seeking through discovery in any other administrative or judicial proceeding information or materials produced in this proceeding under this Protective Order.

19. None of the Participants waives the right to pursue any other legal or equitable remedies that may be available in the event of actual or anticipated disclosure of Protected Materials.

20. The contents of Protected Materials or any other form of information that copies or discloses Protected Materials shall not be disclosed to anyone other than in accordance with this Protective Order and shall be used only in connection with this (these) proceeding(s). Any violation of this Protective Order and of any Non-Disclosure Certificate executed hereunder shall constitute a violation of an order of the Commission.



                                     ----------------------------------
                                     Presiding Administrative Law Judge




                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Cinergy Services, Inc., on behalf of          )
PSI Energy, Inc. and The Cincinnati Gas       )
& Electric Company,                           )
                                              )
AND                                           )        Docket No. EC05-___-000
                                              )
Allegheny Energy Supply Wheatland             )
  Generating Facility, LLC


                           NON-DISCLOSURE CERTIFICATE

         I hereby certify my understanding that access to Protected Materials is provided to me pursuant to the terms and restrictions of the Protective Order in this proceeding, that I have been given a copy of and have read the Protective Order, and that I agree to be bound by it. I understand that the contents of the Protected Materials, any notes or other memoranda, or any other form of information that copies or discloses Protected Materials shall not be disclosed to anyone other than in accordance with that Protective Order. I acknowledge that a violation of this certificate constitutes a violation of an order of the Federal Energy Regulatory Commission.

                                            By:  ____________________________

                                            Title:  ___________________________

                                            Representing:  _____________________

                                            Date:  ____________________________




                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Cinergy Services, Inc., on behalf of          )
PSI Energy, Inc. and The Cincinnati Gas       )
& Electric Company,                           )
                                              )
AND                                           )        Docket No. EC05-___-000
                                              )
Allegheny Energy Supply Wheatland             )
  Generating Facility, LLC

                                  VERIFICATION

         NOW, BEFORE ME, the undersigned authority, personally came and appeared, [Name], who, after first being duly sworn by me, did say:

         That he is [Title], [Company]; that he has the authority to verify the foregoing application and exhibits on behalf of the Applicants; that he has knowledge of the matters therein; and that to the best of his knowledge, information and belief, the representations made are true and correct.


                                       -----------------------------------
                                       [Name]


SUBSCRIBED AND SWORN to before me this _______ day of _________________ 2005.


                                        --------------------------------
                                        Notary Public


State of ______________             )
                                    )       ss.
County of ____________              )



                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Cinergy Services, Inc., on behalf of          )
PSI Energy, Inc. and The Cincinnati Gas       )
& Electric Company,                           )
                                              )
AND                                           )        Docket No. EC05-___-000
                                              )
Allegheny Energy Supply Wheatland             )
  Generating Facility, LLC

                                 VERIFICATION

         NOW, BEFORE ME, the undersigned authority, personally came and appeared, [Name], who, after first being duly sworn by me, did say:

         That he is [Title], [Company]; that he has the authority to verify the foregoing application and exhibits on behalf of the Applicants; that he has knowledge of the matters therein; and that to the best of his knowledge, information and belief, the representations made are true and correct.


                                       -----------------------------------
                                       [Name]


SUBSCRIBED AND SWORN to before me this _______ day of _________________ 2005.


                                       --------------------------------
                                       Notary Public


State of ______________             )
                                    )       ss.
County of ____________              )






                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Cinergy Services, Inc., on behalf of         )
PSI Energy, Inc. and The Cincinnati Gas      )
& Electric Company,                          )
                                             )
AND                                          )        Docket No. EC05-___-000
                                             )
Allegheny Energy Supply Wheatland            )
  Generating Facility, LLC,

                                NOTICE OF FILING
                                 (May ___, 2005)

         Take notice that on May 10, 2005, Allegheny Energy Supply Wheatland Generating Facility, LLC ("Wheatland LLC"), and Cinergy Services, Inc., on behalf of its franchised public utility affiliates, PSI Energy, Inc. and The Cincinnati Gas & Electric Company (collectively "Cinergy"), tendered for filing an application requesting all necessary authorizations under Section 203 of the Federal Power Act, 16 U.S.C. ss. 824b (2000), for Wheatland LLC to transfer the 508 MW Wheatland Generating Facility located in Wheatland, Indiana, by sale from Wheatland LLC to Cinergy. Copies of this filing have been served on the Indiana Utility Regulatory Commission and the City of Piqua. The Applicants have requested confidential treatment of the documents submitted in Exhibit I of the Application.

         Any person desiring to intervene or to protest this filing must file in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 CFR 385.211 and 385.214). Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a notice of intervention or motion to intervene, as appropriate. Such notices, motions, or protests must be filed on or before the comment date. Anyone filing a motion to intervene or protest must serve a copy of that document on the Applicant. On or before the comment date, it is not necessary to serve motions to intervene or protests on persons other than the Applicant.

         The Commission encourages electronic submission of protests and interventions in lieu of paper using the "eFiling" link at http://www.ferc.gov. Persons unable to file electronically should submit an original and 14 copies of the protest or intervention to the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426.

         This filing is accessible on-line at http://www.ferc.gov, using the "eLibrary" link and is available for review in the Commission's Public Reference Room in Washington, D.C. There is an "eSubscription" link on the web site that enables subscribers to receive email notification when a document is added to a subscribed docket(s). For assistance with any FERC Online service, please email FERCOnlineSupport@ferc.gov, or call (866) 208-3676 (toll free). For TTY, call
(202) 502-8659.

Comment Date: 5:00 pm Eastern Time on _________.

                                                     Magalie R. Salas
                                                     Secretary


                             CERTIFICATE OF SERVICE

         I hereby certify that the foregoing Application of Cinergy Services, Inc. et al., for Authorization Under Section 203 of the Federal Power Act was served this 9th day of May, 2005, via first class mail, postage prepaid, upon the Indiana Utility Regulatory Commission and the City of Piqua.



                               -----------------------
                               John Shepherd
                               Skadden, Arps, Slate,
                               Meagher & Flom LLP
                               1440 New York Avenue, NW
                               Washington, D.C.  20005-2111
                               (202) 371-7338
                               jshepher@skadden.com



(1)16 U.S.C. ss. 824b (2000).

(2)The Commission has granted shortened comment periods in a number of recent
Section 203 applications that were supported, as this one is, by competitive screen analyses. See, e.g., USGen New England, Inc., 109 FERC P. 61,361 (2004); USGen New England, Inc., 109 FERC P. 62,245 (2004); USGen New England, Inc., 110 FERC P. 62,222 (2005); USGen New England, Inc., 110 FERC P. 62,264 (2005).

(3)See Cincinnati Gas & Elec. Co., 64 FERC P. 61,237 (1993), order denying reh'g, 71 FERC P. 61,380 (1995).

(4)Cinergy Solutions Holding Co., Inc., a Delaware corporation and an indirect subsidiary of Cinergy, also has ownership in a modest amount of generation located at industrial/cogeneration facilities whose output is fully committed under long-term contract to either industrial hosts or unaffiliated third-parties. This capacity totals less than 300 MW. See Cinergy Solutions Holding Co., Inc., 104 FERC P. 62,190 (2003). This generation was excluded from the market analysis set forth below because it is committed under long-term contracts; however, the conclusions would be unaltered had this generation been included.

(5)The Applicants note that Cinergy has announced that it has entered into a definitive merger agreement with Duke Energy ("Merger"). That Merger is separate from this Transaction and will be the subject of a separate application under Section 203. When a competitive analysis is submitted for the Merger, it will assume for analysis purposes that this Transaction has already occurred, meaning that the Facility will be treated in that analysis as Cinergy generation. There is therefore no need to consider the Merger in evaluating this Application, and indeed to do so would be premature. See, e.g., USGen New England, Inc., 110 FERC P. 62,222 at n.4 (2005).
(6)See Cinergy Servs., Inc., 98 FERC P. 61,306 at 62,309 (2002) (granting market-based rates); Cinergy Power Investments, Inc., 97 FERC P. 61,342 (2001) (granting EWG status). CPI was created to facilitate a transaction that did not occur; it is currently inactive.

(7)See Cinergy Servs., Inc., Docket No. ER05-640-000, Letter Order (Mar. 25, 2005) (accepting amendments to JGDA that incorporated the use of Midwest ISO Day 2 market clearing prices to price energy sales between the parties).

(8)Wheatland LLC was originally named West Fork Land Development Co.,
L.L.C. ("West Fork") and was a subsidiary of Enron Corp. West Fork was granted EWG status in 2000, see West Fork Land Dev. Co., 90 FERC P. 62,153 (2000), and it was acquired the following year by AE Supply, see Enron North America Corp., 94 FERC P. 62,143 (2001), which subsequently changed the company's name to reflect the change in ownership.

(9)See Gleason Power I, L.L.C., 90 FERC P.  61,252 (2000).

(10)Allegheny Energy, Inc. owns approximately 98 percent of the membership interest in AE Supply, with the remaining approximately 2 percent of AE Supply's membership interests owned by Merrill Lynch.

(11)See Allegheny Energy Supply Co., 88 FERC P. 61,303 (1999); see also Allegheny Energy Supply Co., 101 FERC P. 61,278 at P 28 (2002) (accepting updated market power analysis).

(12)The other merchant generating units include Gleason, a 546 MW generating facility in Tennessee, interconnected with Tennessee Valley Authority ("TVA"), plus two units located within PJM: 50% of Hunlock Creek, a 94 MW generating facility in eastern Pennsylvania, and Buchanan, an 88 MW plant in Virginia and interconnected to American Electric Power Corp., owned 50% by an Allegheny affiliate.

(13)See Agreement ss.ss. 2.3, 11.16. If for any reason PSI fails to obtain timely IURC approval, CG&E would acquire 100 percent of the Facility. If for any reason CG&E fails to obtain timely SEC approval, PSI will acquire 100 percent of the Facility.

(14)16 U.S.C. ss. 824b (2004).

(15)Inquiry Concerning the Commission's Merger Policy Under the Federal Power
Act: Policy Statement, Order No. 592, FERC Stats. & Regs., Regs. Preambles P. 31,044 at 30,111 (1996), order on reconsideration, Order No. 592-A, 79 FERC
P. 61,321 (1997) ("Merger Policy Statement").

(16)Revised Filing Requirements Under Part 33 of the Commission's Regulations, Order No. 642, 1996-2000 FERC Stats. & Regs., Regs. Preambles P. 31,111 (2000) ("Order No. 642").

(17)See, e.g.,  Texas-New  Mexico Power Co., 105 FERC P.  61,028 at P 23 & n.14
(2003) (citing Pacific Power & Light Co. v. FPC, 111 F.2d 1014, 1016-17
(9th Cir. 1940)).

(18)See Midwest Indep. Transmission Sys. Operator, Inc., 109 FERC P. 61,168 at PP 1-2 & nn.1-4 (2004); see also Midwest Indep. Transmission Sys. Operator, Inc., 104 FERC P. 61,105, order on reh'g, 105 FERC P. 61,212, order on clarification, 105 FERC P. 61,288 (2003); Ameren Servs. Co., 105 FERC P. 61,216 (2003).

(19)See Midwest Indep. Transmission Sys. Operator, Inc., 111 FERC P. 61,053 at P 3 & n.4 (2005).

(20)See, e.g., Ameren Corp., 108 FERC P. 61,094 at P 57 (2004) (conditioning approval of Ameren's purchase of Illinois Power "on Applicants' commitment that Illinois Power will join the Midwest ISO before the consummation of the transaction"); American Elec. Power Co., Opinion No. 442, 90 FERC P. 61,242 at 61,788 (2000) (conditioning AEP's merger with Central and South West Corporation on the transfer operational control of AEP's transmission facilities to a Commission-approved RTO), on reh'g, Opinion No. 442-A, 91
FERC P. 61,129 (2000), petition for review denied sub nom. Wabash Valley Power Ass'n v. FERC, 268 F.3d 1105 (D.C. Cir. 2001).

(21)Merger Policy Statement at 30,121. The Commission also stated that "Applicants' membership in, or commitment to join, an ISO with the authority necessary to mitigate market power could allow the Commission to rely on the ISO to identify and remedy market power problems." Id. at 30,137.

(22)Order No. 642 at 31,900; see also id. at 31,884-5 & n.36 (finding that regional markets such as PJM and the New England and New York ISOs could be deemed a single destination market for the purpose of evaluating the impact of asset transfers on competition) (citing Atlantic City Elec. Co., 80 FERC P. 61,126 (1997) and Consolidated Edison Inc., 91 FERC P. 61,225 , reh'g denied, 92 FERC P. 61,014 (2000)).

(23)Regional Transmission Organizations, Order No. 2000, FERC Stats. & Regs.
P. 31,089 at 31,027 (1999) ("Order No. 2000"), order on reh'g, Order No.
2000-A, FERC Stats. & Regs. P. 31,092 (2000), aff'd sub nom. Public Util. Dist. No. 1 of Snohomish County v. FERC, 272 F.3d 607 (D.C. Cir. 2001).

(24)The Commission has found that MISO became a single geographic market for the purpose of market-based rate analysis once MISO began Day 2 operations. See AES Huntington Beach, LLC, 111 FERC P. 61,079 at P35 & n.13 (2005); cf. Alliant Energy Corp. Servs., Inc., 109 FERC P. 61,289 at P 31 (2004) (rejecting reliance on MISO as single geographic market because MISO had not yet begun
Day 2 operations).

(25)Ex. WHH-1 at 11.

(26)Id.

(27)Id. at 11-12.

(28)See id. at 4 &n.7; id. at 12. WUMS and Northern WUMS were identified as Narrow Constrained Areas ("NCAs") in testimony submitted by Dr. David Patton, the MISO Independent Market Monitor, in the litigation over MISO's Day 2 Transmission and Energy Markets Tariff. See Direct Test. of Dr. David Patton, Midwest Indep. Transmission Sys. Operator, Inc., Docket No. ER04-691, Ex. MISO-11 at 54 (filed Mar. 31, 2004). In addition, "the Commission has acknowledged on several occasions that transmission constraints are a problem in the WUMS region." Alliant Energy Corporate Servs., Inc., 111 FERC P. 61,025 at P 10 & n.15 (2005) (citing Wisconsin Pub. Serv. Corp., 109 FERC P. 61,319 n.3 (2004)). However, the Commission has rejected suggestions that it recognize additional NCAs. See Midwest Indep. Transmission Sys. Operator, Inc., 109 FERC
P. 61,285 at PP 218-220 (2004) (accepting MISO's explanation for why additional NCAs should not be added).

(29)See Ex. WHH-1 at 19.

(30)See id. at 22.

(31)See id. at 20.

(32)See id. at 23.

(33)The threshold for moderate concentration is an HHI of 1,000; however, moderately concentrated markets do not fail the Commission's screen unless the HHI change exceeds 100. See Order No. 642 at 31,896 & n.62.

(34)See id. at 20.

(35)See id. at 26.

(36)The results of the Available Economic Capacity Analysis are the same for both the MISO (Without Imports) market and the MISO Excluding WUMS (Without Imports) market. This is because WUMS has no Available Economic Capacity during the Summer Super Peak Load Hour.

(37)E.g., Ameren Corp., 108 FERC P.  61,094 at P 57 (2004).

(38)See Engage Energy America, LLC, 98 FERC P. 61,207 at 61,751 (2002) ("[A]ny concern that a combined Duke Energy-Westcoast, either by itself or in coordination with other upstream suppliers, would be able to raise the delivered fuel costs of their downstream rivals is assuaged by the fact that upstream markets are either unconcentrated or moderately concentrated.").

(39)See Ex. WHH-1 at 27-28.

(40)See Ohio Rev. Code Ann. ss.ss. 4928.01(B) and 4928.14 (Baldwin 2005);
In re CG&E Post Market Development Period Service, PUCO Case No. 03-93-ATA et al., entry on rehearing at 14 (Nov. 23, 2004).

(41)When the equity interest in Wheatland LLC was last sold by Enron to AE Supply, the availability of retail choice was a factor influencing the Commission's approval. See Enron North America Corp., 94 FERC P. 62,143 at 64,213 (2001). ("Applicants state that the proposed transaction will also have no effect on Allegheny Power's captive retail customers, and that there are now retail rate freezes followed by (or in conjunction with) retail choice programs in place throughout the Allegheny Power service territories."). It is well-established that retail choice protects retail customers from harm in the context of market-based rate applications. See, e.g., Bear Swamp Power Co., LLC, 110 FERC P. 61,208 at P 15 & n.18 (2005) (citing Delmarva Power & Light Co., 94 FERC P. 61,068 (2001)); Bellows Falls Power Co., LLC 110 FERC P. 61,221 at P 16 & n.18 (2005) (same).

(42)See Niagara Mohawk Holdings, Inc., 96 FERC P. 61,144 (2001); 95 FERC P. 61,381 (2001) (approving merger where applicants committed not to seek rate recovery of any merger-related costs in excess of merger-related savings without first receiving regulatory approval to do so); see also Duquesne Light Co., 88 FERC P. 61,248 (1999) (finding that exchange of FERC-jurisdictional facilities is consistent with the public interest where rate-base treatment is to be considered in subsequent ratemaking proceeding).

(43)The notice period is intended to track the period in which a Notice of Cancellation may be submitted to the Commission pursuant to its Prior Notice Requirements. See 18 C.F.R. ss. 35.15 (2000).

(44)See, e.g., Jersey Central Power & Light Co., 87 FERC P. 61,014 at 61,039
(1999) ("The purpose of an open season is to allow customers the option to avoid paying any increased costs incurred by applicants as a result of a
Section 203 transaction."); see also Cinergy Servs., Inc., 98 FERC P. 61,306 at 62,307 (2002) (approving a prior Cinergy transaction where an open season was offered under similar circumstances).

(45)See, e.g., Destec Energy, Inc., 79 FERC P. 61,373 at 62,574-75 (1997);
Enron Corp., 78 FERC P. 61,179 at 61,737 (1997).

(46) Order No. 642 at 31,914-15.

(47) See Merger Policy Statement at 30,124-25; Cinergy Servs., Inc.,
98 FERC P. 61,306 at 62,307 (2002); Brownsville Power I, L.L.C., 96 FERC P. 62,287 (2001).

(48)PSI reached a settlement with IURC's staff on May 5, 2003 in which the IURC Staff agreed "that the purchase of the Wheatland Generating Station ("the Plant") constitutes a reasonable and cost-efficient means of meeting PSI's capacity needs" and that "PSI should be authorized to purchase an undivided interest of 50% to 100% of the Plant, either by itself or with PSI's affiliate, The Cincinnati Gas & Electric Co. ("CG&E") as joint tenants in common." Settlement Agreement between PSI Energy Inc., the Office of the Utility Consumer Counselor, and the Staff of the Indiana Utility Regulatory Commission, IURC Cause No. 42469, at ss.ss. 2.1, 2.2 (May 5, 2005).

(49)Order No. 642 at 31,877.

(50)PSI Energy, Inc., 60 FERC P. 62,131 at 63,342 (1992); Citizens Utils. Co., 41 FERC P. 62,064 at 63,180 (1987).

(51)See Order No. 642 at 31,877.

(52)Reporting Requirement for Changes in Status for Public Utils. with Market-Based Rate Authority, 110 FERC P. 61,097 (2005).

(53)The MISO serves transmission customers under its TEMT. The transmission customers listed here are grandfathered transmission customers served by PSI and CG&E.